Loan No. E126S01

               UNCOMMITTED REVOLVING CREDIT SUPPLEMENT


        THIS SUPPLEMENT to the Master Loan Agreement dated August 1, 1996 (the "MLA ) is entered into as of August 1, 1996 between GOLD KIST INC. (the "Company ) and CoBANK, ACB ("CoBank ).

        SECTION 1. The Uncommitted Revolving Credit Facility. On the terms and subject to the conditions set forth in the MLA and this Supplement, CoBank hereby establishes a revocable, revolving credit facility in favor of the Company pursuant to which CoBank may, but shall not be obligated to, make loans to the Company from time to time during the period set forth below in an aggregate principal amount not to exceed $20,000,000 at any one time outstanding (the "Facility ). CoBank shall have the right in its sole discretion and at any time to terminate the Facility or to refuse to make any loan requested by the Company, all without furnishing prior notice or incurring any liability to the Company. In addition, upon paying all amounts owing hereunder (including, without limitation, all accrued interest and, if applicable, any surcharges contemplated by Section 13 of the MLA), the Company shall have the right to terminate the Facility at any time in its sole discretion and without furnishing prior notice or incurring any liability to CoBank.

        SECTION 2. Purpose. The purpose of the Facility is to finance the operating needs of the Company.

        SECTION 3. Term. Subject to each party s right to terminate the Facility at any time, the term of the Facility shall be from August 1, 1996, up to but not including August 1, 1997. However, subject to each party's continuing right to terminate the Facility at any time, the term of the Facility shall be automatically extended for one or more additional one year periods unless on or before the expiration of the Facility in any year, either party receives written notice from the other to the contrary.

        SECTION 4. Interest. The unpaid principal balance of each loan shall bear interest at a rate per annum equal at all times to the rate of interest established by CoBank from time to time as its National Variable
Rate, which Rate is intended by CoBank to be a reference rate and not its lowest rate. The National Variable Rate will change on the date established by CoBank as the effective date of any change therein and CoBank agrees to notify the Company promptly after any such change. Notwithstanding the foregoing, from time to time at the request of the Company, the rate of interest charged hereunder may be fixed on such balances, for such periods (including periods extending beyond the maturity date of the loans), and at such rates as may be quoted by CoBank in its sole discretion in each instance. Upon the expiration of any fixed rate period, interest shall automatically accrue at the variable rate provided for above unless the amount fixed is repaid or fixed for an additional period. In the event CoBank consents to one or more balances being fixed for a period or periods extending beyond the maturity date of the loans and the Commitment is not renewed, then each such balance shall be due and payable on the last day of its fixed rate period and the promissory note set forth below shall be deemed amended accordingly. Interest shall be calculated on the actual number of days each loan is outstanding on the basis of a year consisting of 360 days and be payable monthly in arrears by the 20th day of the following month.

        SECTION 5. Promissory Note. The Company promises to repay each loan made under the Facility in full ON DEMAND or, if no demand is made, on the first Business Day following the expiration of the Facility. The Company agrees that CoBank may make a demand for payment at any time without furnishing prior notice or incurring any liability to the Company. In addition to the above, the Company promises to pay interest on the unpaid principal balance of the loans at the times and in accordance with the provisions set forth in Section 4 hereof.

        IN WITNESS WHEREOF, the parties have caused this Supplement to the MLA to be executed by their duly authorized officers as of the date shown above.



   CoBANK, ACB                       Gold Kist Inc.


   By: /s/ Porter Little             By: /s/ Stephen O. West

   Title: Vice President             Title: Treasurer


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